WAIVER OF MONTHLY DEDUCTIONS DURING
                    TOTAL DISABILITY OF PRIMARY INSURED RIDER


WE WILL WAIVE the monthly deduction, excluding the Risk Charge, while the Primary Insured is totally disabled, upon receipt of due proof that: (1) total disability has existed continuously for 6 months or more; and (2) the bodily injuries or sickness that caused the total disability originated, and total disability began, while this rider was in force.

Total Disability Defined - Total disability is the inability, resulting from bodily injuries or sickness, to perform all the material and substantial duties of any occupation for which the Primary Insured is reasonably fitted by education, training or experience. If the Primary Insured is a homemaker, total disability is the inability to perform all the material and substantial household duties. Total and irrecoverable loss of sight of both eyes or use of both hands, both feet, or one hand and foot will be considered total disability, even though the Primary Insured may engage in an occupation.

                                  THE CONTRACT

Consideration - The monthly rider charge and the period during which these charges are payable are shown on the Policy Schedule. The consideration for issuing this rider is the application and payment of the first monthly rider charge.

This rider is made a part of the Policy to which it is attached. The provisions and conditions of the Policy apply to this benefit, except as otherwise stated.

Effective Date - The effective date of this rider will be as stated below, provided it is accepted by You and the first monthly rider charge has been paid during the lifetime and Good Health of the Primary Insured.

1. The effective date of the Policy will be the effective date for all coverage as requested in the original application.

2. If this rider is requested after the Policy Date, Evidence of Insurability will be required. The effective date of coverage under this rider will be the first Monthly Anniversary Day that falls on or next follows the date We determine the Evidence of Insurability to be satisfactory.

Guaranteed Values - This rider has no Accumulation Value or loan value.

                           CONDITIONS AFFECTING CLAIMS

Risks Not Covered - No monthly deductions will be waived if total disability results from: (1) intentionally self-inflicted injury; (2) war or any act of war; (3) service in an armed force of any international organization or any country or combination of countries at war. Act of war means any act peculiar to military operations in time of war.

Notice and Proof of Claim - We must receive written notice and proof of total disability at Our BMA Service Center: (1) while the Primary Insured is living;
(2) while total disability continues; and (3) no later than one year after this benefit terminates. As part of any proof, We may require that the Primary Insured be examined by Physicians of Our choice and at Our expense.

If notice and proof are not given within the time stated, no monthly deduction will be waived unless it is shown that notice and proof were given as soon as reasonably possible, except in the case of legal incapacity.

The monthly deduction, excluding the Risk Charge, will begin to be waived after total disability has existed continuously for 6 months. Any monthly deductions, excluding the Risk Charge, made during this 6 month period will be credited back to the Accumulation Value. However, no monthly deduction will be waived if due more than one year before notice was received, except in the case of legal incapacity.

If the Accumulation Value is not sufficient to pay the monthly deduction, but notice of claim is given within one year after the due date of the first unpaid monthly deduction, this benefit will be allowed if total disability is shown to have begun: (1) before the date the monthly deduction was due; or (2) within the Grace Period.

If total disability begins within the Grace Period, any unpaid monthly deductions will be due. If not paid, they will be deducted from any amount payable.

Proof of Continuance of Total Disability - We may request proof of continuance of total disability as often as We may reasonably require during the first two years of total disability. After two years, We may require proof once a year.

No further  monthly  deduction  will be waived after the earlier of these dates:
(1) 31 days after the date of request for any proof which is not  furnished;  or
(2) the date total disability ceases.

                                   TERMINATION

This benefit will terminate on the earliest of these dates:

1. the Policy Anniversary nearest the Primary Insured's 60th birthday, but without prejudice to any claim originating before that date;

2.   the end of the Grace Period;

3.   the date the Policy terminates; or

4. the first Monthly Anniversary Day that falls on or next follows Your written request to cancel this rider.

                   BUSINESS MEN'S ASSURANCE COMPANY OF AMERICA

                       [GRAPHIC OMITTED][GRAPHIC OMITTED]

                                    Secretary


VL64                                                                      (5/98)